Life Partners Holdings Announces New CFO

FOR IMMEDIATE RELEASE

WACO, TX – October 25, 2012 – Life Partners Holdings, Inc. (NASDAQ GM: LPHI), announced today the appointment of Colette Pieper as Chief Financial Officer. Mrs. Pieper brings 32 years of financial accounting, treasury management, tax compliance and financial management experience to Life Partners, including 13 years of public accounting experience and 19 years of experience as Accounting Financial Director and CFO/VP of several private companies with sales revenue in excess of $500 million. Before joining Life Partners, Mrs. Pieper served as Accounting Financial Director for USAA, a San Antonio based insurance and financial services provider to members of the military and their families from 2006 to 2012.

Mrs. Pieper holds a Bachelor of Science degree in Accounting from Trinity University in San Antonio and a Master in Professional Accounting degree with a specialization in taxation from the University of Texas at Austin. She is licensed by the State of Texas as a Certified Public Accountant and by the American Institute of CPAs as a Chartered Global Management Accountant.

Life Partners Chairman, Brian Pardo, stated “Colette Pieper brings an extensive amount of senior level experience in both corporate financial reporting and public accounting to Life Partners. She will be a great asset to our management team.”

Mrs. Pieper is expected to join the company on November 19, 2012.

Life Partners is the world’s the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has completed over 144,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3 billion in face value.

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FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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